Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made effective as of August 4, 2020 (the “Effective Date”), by and between NextCure, Inc., a Delaware corporation (“Company”), and Kevin Heller, M.D., a resident of the State of Maryland (“Consultant”).

WHEREAS, Consultant is willing to provide to Company, on the terms and conditions hereof, the consulting services described in Attachment A (the “Services”).

WHEREAS, Company desires to have the Services provided by Consultant on the terms and conditions hereof.

Therefore, the parties agree as follows:

1.          Description of Services. During the term of this Agreement, as defined in Section 2 below, Consultant shall (a) provide the Services at such locations and facilities as may be chosen by Consultant, (b) devote his reasonable best efforts to the performance of the Services, and (c) perform the Services in accordance with all applicable laws, rules and regulations of all relevant jurisdictions.

2.          Term. The term of this Agreement shall commence on the Effective Date and terminate upon the earliest of (a) ninety (90) days’ prior written notice of termination from Company to Consultant (which may be given at any time and for any or no reason), as of the date set forth in such notice, (b) ninety (90) days’ prior written notice of termination from Consultant to Company (which may be given at any time and for any reason), as of the date set forth in such notice, and (c) July 30, 2021. Sections 4, 5, 6, 7, 10, 14, 15 and 16 of this Agreement shall survive the termination of this Agreement.

3.          Compensation. Company shall pay Consultant a consulting fee, and provide other consideration, in accordance with the terms specified in Attachment B for Services that have been performed in accordance with the terms of this Agreement. Any reasonable out-of-pocket costs or expenses of Consultant incurred in the performance of the Services shall be reimbursed by Company within 30 days of a request for reimbursement accompanied by appropriate supporting documentation, provided that any single expense in an amount exceeding $500 must be pre-approved in writing by Company.

4.          Ownership of Ideas, Copyrights and Patents.

a)        Consultant agrees that all data, know-how, inventions, designs, developments, techniques, materials, software and laboratory notebooks, in each case developed or improved by Consultant, whether or not reduced to practice and whether patentable, copyrightable or not, whether at the request or upon the suggestion of Company, or otherwise, which Consultant conceives, reduces to practice, or develops, alone or with others, during performance of the Services (all of the foregoing being hereinafter referred to as the “Inventions”), shall be the sole and exclusive property of Company.

b)        Consultant hereby assigns to Company all right, title and interest that Consultant may have in and to all of the Inventions.

c)          Consultant represents that neither the Services nor any of the Inventions will violate or infringe upon any patent, copyright, or trademark or violate any other rights of any person or entity.

d)          Consultant hereby agrees to cooperate with Company, its attorneys and agents, in the preparation, execution and filing of all papers and other documents as may be requested or required by Company to evidence or perfect Company’s rights in and to any such Inventions, including, but not limited to, joining in any proceeding to obtain letters patents, copyrights, trademarks or other legal rights in the United States and in any and all other countries with regard to such Inventions. Company will bear the expense of such proceedings. Any patent or other legal right so issued to Consultant, personally, shall be assigned by Consultant to Company without charge by Consultant. Consultant hereby designates the Company as Consultant’s agent, and grants to Company a limited power of attorney with full power of substitution, which limited power of attorney shall be deemed coupled with an interest, for the sole purpose of effecting the foregoing assignments from Consultant to Company.

5.         Confidential Information. Consultant acknowledges that Company possesses and will possess Confidential Information that is important to Company’s business, that unauthorized disclosure of Confidential Information will damage Company’s business, and that Company’s business is substantially dependent on the continuing secrecy of its Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information and data in whatever form disclosed (whether oral or in eye-readable or machine-readable format, and whether disclosed to Consultant directly, indirectly, intentionally or inadvertently by Company, any such other company, any agent, representative, or employee of any of the foregoing entities, or by any third party) concerning the business, financial condition, operations, assets, trade secrets, inventions, know-how, ideas, procedures, formulations, compounds, biologics, developmental or experimental work, clinical or other programs, and plans for research and development of Company. Confidential Information also includes any written work product or deliverables provided by Consultant to Company pursuant to this Agreement. Notwithstanding the foregoing, Confidential Information does not include information Consultant can demonstrate by competent evidence:

a)     is in the public domain by use and/or publication at the time of his receipt from or on behalf of Company or thereafter enters into the public domain through no fault of Consultant;

b)     was already in Consultant’s possession prior to receipt from or on behalf of Company; or

c)     is properly obtained by Consultant from a third party with a valid right to disclose such Confidential Information and such third party is not under a confidentiality obligation to Company.

Consultant shall maintain in strict confidence and shall not, without the prior written consent of Company, (i) use, except in the course of performance of the Services for Company, disclose or give to others any Confidential Information, or (ii) make any copies of Confidential Information, except when appropriate for performance of the Services or the furtherance of the business of Company. Consultant shall, promptly upon request, whether during or after the term of this Agreement, return to Company any and all written, documentary, machine-readable or other elements or evidence of Confidential Information, and any copies of Confidential Information that may be in Consultant’s possession or under Consultant’s control, and upon request shall certify to Company the return of all such Confidential Information.

6.         Independent Contractor. Consultant is an independent contractor and is not an agent or employee of Company. Consultant is not authorized to act on Company’s behalf, and shall not suggest or imply to any third party that Consultant has any authority to represent Company. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or employer/employee relationship between the parties. Company shall make no deductions from any payments due to Consultant for state or federal tax purposes, including social security, income tax withholding, disability and other payroll tax requirements. All such withholdings, taxes, liabilities and contributions shall be solely Consultant’s responsibility. If at any time during the term of this Agreement the Consultant deems there to be a potential conflict of interest in Consultant’s performance of the Services, Consultant will immediately notify the Company and defer continued performance of the Services unless both Consultant and Company agree that no conflict would ensue or agree in writing to waive such conflict.

7.         Conflicts. Consultant represents that his service as a consultant to Company and his performance of the Services and all of the terms of this Agreement do not and will not violate any other legal obligation or any agreement to which he is or shall become a party.

8.         Counterparts. This Agreement may be executed in one or more counterparts, including by electronic (PDF) transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.         Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement between the parties, whether oral or written, concerning the subject matter hereof. This Agreement supersedes any prior written or oral agreements between the parties concerning the subject matter hereof.

10.       Governing Law. This Agreement shall be governed by the laws of the State of Maryland. Each party hereby consents to the jurisdiction and venue of the state and federal courts located in the State of Maryland, USA, in connection with the enforcement of this Agreement and each party’s rights hereunder. Consultant acknowledges that the injury that would be suffered by Company as a result of a breach of Sections 4 or 5 of this Agreement would be irreparable and that an award of monetary damages to Company for such a breach would be an inadequate remedy. Consequently, Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach of such provisions, and Company will not be required to prove actual damages or to post any security in seeking such relief.

11.       Assignment. Company may assign its rights and obligations hereunder; provided that the successor assumes this Agreement and all of Company’s obligations hereunder. Consultant may not assign any of his rights or obligations hereunder.

12.       Notices. All notices, requests or communications to be given under this Agreement shall be in writing and shall be deemed duly given if sent by prepaid registered or certified mail, return receipt requested, or by prepaid overnight courier service, to Company’s headquarters to the attention of the Company’s Chief Executive Officer (for Company), and to the personal residence of Consultant on file with the human resources department of Company (for Consultant). Regardless, either party may send notice by email address against confirmed receipt of such email.

13.       Amendment; Waiver. No amendment, alteration or modification of any of the provisions of this Agreement shall be valid or effective unless made in writing and signed by the duly authorized representatives of the parties hereto. No waiver of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of the party to be bound by such waiver. Failure of a party to exercise any right to enforce any provision, or to require strict performance by the other party of any provision, shall not release any party of its obligations under this Agreement and shall not operate as a waiver of any right to insist upon strict performance, or of any party’s rights or remedies under this Agreement or at law.

14.       Invalidity. If any provision of this Agreement is held invalid by any law, rule, order, or regulation of any government or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions and such provisions shall be interpreted so as to best accomplish the objectives of such invalid provisions within the limits of applicable law or court decision.

15.       Limitation of Liability to Company. Notwithstanding any other provision of this Agreement, in no event shall Consultant be liable to Company for Company’s lost profits, or special, incidental, punitive or consequential damages (even if Consultant has been advised of the possibility of such damages). Furthermore, in no event shall Consultant’s liability to Company under any circumstances exceed the amount of compensation actually received by Consultant from Company under this Agreement as of a date certain. Further, Consultant will not be liable for delays or performance failures due to circumstances beyond Consultant’s control. The foregoing provisions of this Section 15 shall not apply, however, in the event of Consultant’s willful malfeasance or gross negligence.

16.       Indemnification of Consultant. Company shall indemnify, defend and hold Consultant harmless from and against any and all third party claims, liability, suits, losses, damages and judgments, joint or several, and shall pay all reasonable costs and expenses (including counsel’s fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, that Consultant incurs as a result of having performed services on behalf of Company; provided, however, that such indemnification and payment obligations shall not apply in the case of Consultant’s willful malfeasance, negligence or breach of any of the representations, warranties or obligations under this Agreement.

17.       Additional Covenant. The Parties covenant and agree that during the term of this Agreement, and for a one-year period following the termination of this Agreement, each shall refrain from making any defamatory, derogatory or other unfavorable statements regarding the other or, in the case of Consultant, Company’s business, officers, directors, employees and agents.

IN WITNESS WHEREOF, the parties have duly executed this Consulting Agreement as of the day and year first set forth above.

NEXTCURE, INC.

By:	/s/ Michael Richman	/s/ Kevin Heller, M.D.

Michael Richman		Kevin Heller, M.D.
Chief Executive Officer

Attachment A

Services

The Services to be provided by Consultant hereunder include the following:

Strategic advice to the Company regarding the Company’s ongoing clinical trials for NC-318 and NC-410.

Attachment B

Consideration

1.        Consultant shall retain possession of all outstanding stock options, whether vested or unvested, which he possesses on the last day of his employment with Company. All of Consultant’s unvested stock options shall continue to vest, pursuant to their original vesting terms, through the term of this Agreement, up through the termination of this Agreement. In addition, all of Consultant’s stock options which have vested as of the date of the termination of this Agreement will be exercisable until 90 days following the termination of this Agreement.

2.        Five thousand dollars ($5,000) per month for up to ten (10) hours of consulting Services.